 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 14, 1998

                                                REGISTRATION NO. 333-61127
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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                ---------------

                             AMENDMENT NO. 1

                                    TO
                                   FORM S-3
                            REGISTRATION STATEMENT
                       UNDER THE SECURITIES ACT OF 1933
                               AGRIBIOTECH, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                ---------------
              NEVADA                                   85-0325742
 (STATE OR OTHER JURISDICTION OF                    (I.R.S. EMPLOYER
  INCORPORATION OR ORGANIZATION)                 IDENTIFICATION NUMBER)

                           120 CORPORATE PARK DRIVE
                            HENDERSON, NEVADA 89014
                                (702) 566-2440
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                  DR. JOHNNY R. THOMAS, CHAIRMAN OF THE BOARD
                               AGRIBIOTECH, INC.
                           120 CORPORATE PARK DRIVE
                            HENDERSON, NEVADA 89014
                                 (702)566-2440
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                  COPIES TO:
                            ELLIOT H. LUTZKER, ESQ.
                            SNOW BECKER KRAUSS P.C.
                               605 THIRD AVENUE
                           NEW YORK, NEW YORK 10158
                    TEL: (212) 687-3860 FAX: (212) 949-7052

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the Registration Statement becomes effective.

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. [X]

  If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                                ---------------

                               EXPLANATORY NOTE

  This Registration Statement on Form S-3 of AgriBioTech, Inc. is being filed to register 4,287,291 shares of common stock (the "Common Stock") and $143,750,000 principal amount of notes (the "Notes"). This Registration Statement will be amended by two separate Prospectus Supplements. The first Prospectus Supplement (the "Common Stock Prospectus Supplement") is presently contemplated to include up to 4,500,000 shares of Common Stock (including 887,709 shares previously registered as described below) to be sold by the Registrant in a public offering, which may or may not be underwritten, plus an over-allotment option of 675,000 shares. The second Prospectus Supplement (the "Debt Prospectus Supplement") is presently contemplated to consist of up to $125,000,000 principal amount of Debt Securities to be sold in a public offering, which may or may not be underwritten, plus an over-allotment option of $18,750,000 of Debt Securities. Notwithstanding the foregoing, the Registrant reserves the right to allocate between Debt Securities and Common Stock under this Universal Shelf Registration at the time Prospectus Supplements are filed.

  The shares relating to footnotes (2) and (6) are included in the Common Stock Prospectus.

  The shares relating to footnotes (7) and (8) are included in the Debt Prospectus.

                                ---------------

  Pursuant to Rule 429 under the Securities Act, the Prospectus included as part of this Registration Statement shall be deemed to relate to 887,709 shares of Common Stock that were registered in the Registrant's Registration Statement on Form S-3 (No. 333-47637), as last amended on August 14, 1998. Upon effectiveness of this Registration Statement, the Registrant shall withdraw such shares from such Registration Statement.

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

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                        CALCULATION OF REGISTRATION FEE

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
                                                          PROPOSED         PROPOSED
                                                          MAXIMUM           MAXIMUM
       TITLE OF EACH CLASS OF         AMOUNT TO BE     OFFERING PRICE      AGGREGATE        AMOUNT OF
    SECURITIES TO BE REGISTERED        REGISTERED      PER SHARE (1)   OFFERING PRICE(1) REGISTRATION FEE
---------------------------------------------------------------------------------------------------------
Common Stock, $.001 par value......    887,709 Shs.(2)   $ 13.4375(3)    $ 11,928,590       $ 3,518.93(4)
Common Stock, $.001 par value......  3,612,291 Shs.(2)   $ 15.5625(5)    $ 56,216,279       $16,583.80
Common Stock, $.001 par value......    675,000 Shs.(6)   $ 15.5625(5)    $ 10,504,688       $ 3,098.88
Notes..............................   125,000 Notes(7)   $1,000.00       $125,000,000       $36,875.00
Debt Securities....................    18,750 Notes(8)   $1,000.00       $ 18,750,000       $ 5,531.25
Total..............................                                      $222,399,557       $65,607.87(9)
---------------------------------------------------------------------------------------------------------

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(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 promulgated under the Securities Act of 1933, as amended.
(2) Issuable pursuant to the Common Stock Prospectus by the Registrant in registered original equity issuances.
(3) Calculated solely for the purpose of determining the registration fee pursuant to Rule 457(c) based upon the closing sale price of the common stock of the Registrant on the Nasdaq National Market of $13 7/16 per share on March 4, 1998.
(4) This amount was paid when the shares were first registered on March 10, 1998.
(5) Calculated solely for the purpose of determining the registration fee pursuant to Rule 457(c) based upon the closing sale price of the common stock of the Registrant on the Nasdaq National Market of $15.5625 per share on August 4, 1998.
(6) Issuable pursuant to the exercise of an over-allotment option that may be granted to any underwriters of the equity issuances referred to in Note
    (2).
(7) Issuable pursuant to the Debt Prospectus in a registered debt offering.
(8) Issuable pursuant to an over-allotment option that may be granted by the Registrant to any underwriters of the debt offering referred to in Note (7).
(9) Of this amount: (a) $3,518.93 was paid when an aggregate of 7,000,000 shares, including these 887,709 shares, were registered with the Commission (as defined in the Common Stock Prospectus) on March 10, 1998, as described in Note (4) above; and (b) $62,088.94 is being paid with this Registration Statement.

                                     -ii-

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

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY STATE.                                                                    +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                  SUBJECT TO COMPLETION, AUGUST 14, 1998

                               AGRIBIOTECH, INC.
PROSPECTUS

                      $125,000,000 OF DEBT SECURITIES AND

                        4,500,000 SHARES OF COMMON STOCK

                                  -----------

  This Prospectus relates to the public offering by AgriBioTech, Inc., a Nevada corporation ("ABT" or the "Company"), of its unsecured debt securities which may be issued from time to time in one or more series (the "Debt Securities") and shares of its Common Stock, par value $0.001 per share (the "Common Stock"). The Company reserves the right to allocate between Debt Securities and Common Stock under this Universal Shelf Registration at the time supplements are filed to this Prospectus (each, a "Prospectus Supplement"). The first Prospectus Supplement (the "Common Stock Prospectus Supplement") is presently contemplated to include up to 4,500,000 shares of Common Stock to be sold by the Company. The second Prospectus Supplement (the "Debt Prospectus Supplement") is presently contemplated to include up to $125,000,000 principal amount of Debt Securities. This Prospectus also relates to options to purchase up to 15% of the Debt Securities and/or Common Stock which may be granted to any underwriters solely to cover over-allotments. The Debt Securities and the Common Stock are collectively referred to herein as the "Securities."

  In the case of Debt Securities, the specific title, the aggregate principal amount, the purchase price, the maturity, the rate (or method of calculation) and time of payment of interest, if any, the right of the Company, if any, to defer payment of interest on the Debt Securities and the maximum length of such deferral period, any redemption or sinking fund provisions, any conversion provisions, any subordination terms, any covenants and any other specific term of the Debt Securities will be set forth in a Prospectus Supplement. In the case of Common Stock, the specific number of shares, the issuance price per share, and whether the shares are issuable upon conversion of warrants, options or other derivative securities will be set forth in a Prospectus Supplement. The Prospectus Supplement will also disclose whether the Securities will be listed on a national securities exchange and if they are not to be listed, the possible effects thereof on their marketability. If so specified in the Prospectus Supplement, Securities may be issued, in whole or in part, in book-entry form. The Risk Factors applicable to any specific offering of the Securities will be contained in the Prospectus Supplement.

  Securities may be sold directly, through agents from time to time, through underwriters and/or dealers or through a combination of such methods. If any agent of the Company or any underwriter is involved in the sale of the Securities, the name of such agent or underwriter and any applicable commission or discount will be set forth in the Prospectus Supplement. See "Plan of Distribution."

  This Prospectus may not be used to consummate sales of Securities unless accompanied by a Prospectus Supplement.

                                  -----------

  The Common Stock is traded on the Nasdaq under the symbol "ABTX." On August 13, 1998, the closing sale price of the Common Stock as reported on the Nasdaq National Market was $17.50 per share.

                                  -----------

THESE  SECURITIES HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE SECURITIES  AND
 EXCHANGE  COMMISSION   OR  ANY  STATE  SECURITIES  COMMISSION  NOR   HAS  THE
  SECURITIES  AND  EXCHANGE COMMISSION  OR  ANY  STATE SECURITIES  COMMISSION
   PASSED  UPON   THE  ACCURACY   OR  ADEQUACY   OF  THIS   PROSPECTUS.  ANY
    REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                  -----------

              THE DATE OF THIS PROSPECTUS IS AUGUST 14, 1998

                             AVAILABLE INFORMATION

  The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). In accordance with the Exchange Act, the Company files reports and other information with the Securities and Exchange Commission (the "Commission"). You may inspect and copy reports, proxy statements and other information filed by the Company at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices located at the Northeast Regional Office, Seven World Trade Center, New York, New York 10048, and at the Midwest Regional Office, 500 West Madison Street, Chicago, Illinois 60611-2511. You may also obtain copies of such material at prescribed rates, by writing to the Commission, Public Reference Room, 450 Fifth Street, N.W., Washington, D.C. 20549 or on the Commission's Worldwide Web site at http://www.sec.gov.

  The Company has filed with the Commission a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act with respect to the Securities offered hereby. This Prospectus, filed as part of the Registration Statement, does not contain all the information set forth in the Registration Statement and the exhibits thereto, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the Securities, you should refer to the Registration Statement and the exhibits thereto or incorporated by reference therein. Information concerning the Company may be found on the Company's Web site at http://www.agribiotech.com. You may inspect the Registration Statement, including such exhibits, without charge at the public reference facilities maintained by the Commission, at the Commission's regional offices at the addresses stated above and on the Commission's Web site. You may also obtain copies of these documents, at prescribed rates, by writing to the Commission's Public Reference Room at the address set forth above.

                     INFORMATION INCORPORATED BY REFERENCE

  The Company has filed the following documents with the Commission, all of which are incorporated by reference into and made a part of this Prospectus:

    (i) the Company's Annual Report on Form 10-KSB (as amended on October 24, 1997, February 17, 1998 and August 11, 1998) for the fiscal year ended June 30, 1997 ("Form 10-KSB");

    (ii) the Company's Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 1996 (as amended on July 12, 1996), September 30, 1997 (as amended on February 17, 1998 and August 11, 1998), December 31, 1997 (as amended on February 17, 1998 and August 11, 1998) and March 31, 1998 (as amended on August 11, 1998) ("Forms 10-Q");

    (iii) the Company's Current Reports on Form 8-K for October 30, 1996 (as amended on January 13, 1997, February 17, 1998 and August 11, 1998), May 15, 1997 (as amended on July 29, 1997, February 17, 1998 and August 11,
  1998), June 18, 1997, August 22, 1997 (as amended on September 26, 1997, February 17, 1998 and August 11, 1998), October 22, 1997, December 1, 1997, January 6, 1998 (as amended on March 10, 1998, March 30, 1998 and August 11, 1998), January 9, 1998 (as amended on March 10, 1998, March 30, 1998 and August 11, 1998), January 26, 1998 (as amended on March 30, 1998 and August 11, 1998), March 31, 1998, April 8, 1998, May 22, 1998, June 23,
  1998 and August 11, 1998 ("Forms 8-K");

    (iv) the description of the Company's Common Stock, $.001 par value, contained in the Company's Registration Statement on Form 8-A (File No. 0-19352), filed July 11, 1995, pursuant to Section 12(g) of the Exchange Act including any amendment or report filed for the purpose of updating such information;

    (v) the Company's Proxy Statement dated January 20, 1998 for its Annual Meeting held on February 23, 1998; and

    (vi) all documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Prospectus and prior to the filing of a post-effective amendment that indicates that all the securities offered hereby have been sold or that deregisters all the securities remaining unsold.

  Any statement contained in a document incorporated or deemed to be incorporated by reference herein may be modified or superseded for purposes of this Prospectus by a statement contained in this Prospectus or in any other document that is filed after the date of this Prospectus that also is or is deemed to be incorporated by reference herein. Any statement that is so modified or superseded shall not be deemed to constitute a part of this Prospectus, except as modified or superseded.

  Copies of all documents that are incorporated by reference herein (not including the exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents or into this Prospectus) will be provided without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon a written or oral request to AgriBioTech, Inc., Attention: Secretary, 120 Corporate Park Drive, Henderson, NV 89014; telephone number (702) 566-2440.

                                  THE COMPANY

  ABT is the largest agricultural seed company in the United States that specializes in developing, processing, packaging and distributing varieties of forage and cool-season turfgrass seeds. Since January 1, 1995, the Company has completed 29 acquisitions (the "Acquisitions") and has executed agreements to acquire two additional companies (the "Pending Acquisitions"). The Company has grown from net sales of $29,000 in fiscal 1994 to pro forma net sales of approximately $407 million for the 12-month period ended June 30, 1997, including completed Acquisitions and the Pending Acquisitions. The Company's vertically integrated forage and cool-season turfgrass seed operations include traditional genetic breeding and research and development programs, seed processing plants that clean, condition and package seed grown under contract for ABT, and national and international sales and distribution networks. The Company's headquarters are located at 120 Corporate Park Drive, Henderson, Nevada 89014; telephone no. (702) 566-2440.

                                USE OF PROCEEDS

  The primary purpose of this Offering is to provide the Company with additional capital to fund its growth. The Company intends to use the net proceeds of this Offering to repay any amount then outstanding under the Company's Revolving Credit Facility. As of August 13, 1998, the Company had borrowed approximately $53 million under the Revolving Credit Facility, which matures on June 23, 2001 and is used primarily for working capital purposes. The borrowings under the Revolving Credit Facility bear interest at a variable rate of interest which averaged 8.4% per annum at August 13, 1998. The Company has $100 million of borrowing availability, under the Revolving Credit Facility, subject to a borrowing base computation and compliance with certain financial covenants. The Company also intends to repay its $15 million of borrowings under its Bridge Facility, if it has not been repaid, and which was borrowed to fund certain acquisitions. Borrowings under the Bridge Facility mature on January 4, 1999 and bear interest at a variable rate currently equal to 9.125% per annum.

  The Company will allocate a portion of the net proceeds to fund any Pending Acquisitions. Approximately $15 million will be used by the Company to enhance the Company's research and development efforts in the forage and turfgrass sector. The Company may also use up to $4 million of the net proceeds to improve and upgrade the Company's management information systems to accommodate its rapid growth, and to also remediate computer issues associated with the Year 2000. The balance, if any, of the net proceeds from this Offering will be used for working capital purposes, including, but not limited to, up to approximately $2 million to fund the construction of a proposed seed cleaning facility in Wyoming.

  Pending the Company's use of the net proceeds for each of the items described above, other than repayment of indebtedness, the Company reserves the right to reduce the balance due under the Company's Revolving Credit Facility and then draw down upon such line of credit when it requires the funds for the above uses or to invest any unused proceeds in short-term marketable securities.

                      RATIO OF EARNINGS TO FIXED CHARGES

  The Company's ratio of earnings to fixed charges was computed by dividing earnings by fixed charges. For this purpose, earnings consist of earnings from continuing operations, before income taxes and fixed charges of the Company and its subsidiaries. Fixed charges consist of the Company's and its subsidiaries' interest expense and the portion of rent expense representative of an interest factor. For the years ended September 30, 1993 and 1994, the nine months ended June 30, 1995, the years ended June 30, 1996 and 1997, and the nine months ended March 31, 1997, earnings were inadequate to cover fixed charges by approximately $0.2 million, $0.9 million, $1.4 million, $3.3 million, $2.7 million, and $1.2 million, respectively. The ratio of earnings to fixed charges for the nine months ended March 31, 1998 was 1.4x.

                            SELECTED FINANCIAL DATA
               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

  The selected financial data in the following table should be read in conjunction with the Company's Financial Statements and the notes thereto, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and other financial information incorporated by reference herein. The historical selected financial data presented below under the captions "Statement of Operations Data" and "Balance Sheet Data" for, and as of the end of each of the years ended June 30, 1997 and 1996, the nine-month period ended June 30, 1995, and each of the years ended September 30, 1994 and 1993 are derived from the consolidated financial statements of ABT and subsidiaries, which financial statements have been audited by KMPG Peat Marwick LLP, independent certified public accountants. The consolidated financial statements as of June 30, 1997 and 1996 and for the years then ended, and the nine-month period ended June 30, 1995, and the report thereon, are incorporated by reference in this Prospectus. The selected financial data presented below for and as of the end of the nine month periods ended March 31, 1998 and 1997 are derived from the unaudited consolidated financial statements of the Company incorporated by reference in this Prospectus. In the opinion of the management, the unaudited consolidated financial statements for the interim periods include all adjustments (consisting of normal recurring accruals) necessary for a fair presentation of the results for such periods. The results of operations for the nine month period ended March 31, 1998 are not necessarily indicative of the results to be expected for the full year. See "Management's Discussion and Analysis or Plan of Operations--Seasonality of Business and Quarterly Comparisons" and "Business--Acquisition Program" in the Company's Form 10-KSB for information that affects a comparison of the Company's quarterly results of operations.

STATEMENT OF OPERATIONS DATA:

                                                                 NINE
                            NINE MONTHS        YEARS ENDED      MONTHS    YEAR ENDED
                          ENDED MARCH 31,       JUNE 30,        ENDED    SEPTEMBER 30,
                          -----------------  ----------------  JUNE 30,  --------------
                            1998     1997     1997     1996    1995(1)    1994    1993
                          --------  -------  -------  -------  --------  ------  ------
Net sales...............  $139,695  $41,165  $65,904  $25,962  $ 4,754   $   29  $   12
Cost of sales...........   109,209   31,006   49,527   19,236    3,398       12       3
                          --------  -------  -------  -------  -------   ------  ------
Gross profit............    30,486   10,159   16,377    6,726    1,356       17       9
Operating expenses......    27,442   10,814   17,972    9,637    2,779      915     171
                          --------  -------  -------  -------  -------   ------  ------
Earnings (loss) from
 operations.............     3,044     (655)  (1,595)  (2,911)  (1,423)    (898)   (162)
Total other income
 (expense)..............    (1,634)    (534)  (1,119)    (413)      16        8     (30)
                          --------  -------  -------  -------  -------   ------  ------
Earnings (loss) before
 income taxes...........     1,410   (1,189)  (2,714)  (3,324)  (1,407)    (890)   (192)
Income tax expense
 (benefit)..............    (2,907)     --       --       --       --       --      --
                          --------  -------  -------  -------  -------   ------  ------
Net earnings (loss).....     4,317   (1,189)  (2,714)  (3,324)  (1,407)    (890)   (192)
Discount and imputed
 dividends on preferred
 stock..................        80    3,203    3,233    2,318      --       --      --
                          --------  -------  -------  -------  -------   ------  ------
Net earnings (loss)
 attributable to common
 stock..................  $  4,237  $(4,392) $(5,947) $(5,642) $(1,407)  $ (890) $ (192)
                          ========  =======  =======  =======  =======   ======  ======
Shares of common stock
 used in computing
 (loss) per common share
 (in thousands):
 Basic..................    28,044   13,301   15,549    7,459    5,485    3,911   1,205
 Diluted................    32,374   13,301   15,549    7,459    5,485    3,911   1,205
                          ========  =======  =======  =======  =======   ======  ======
Net earnings (loss) per
 common share:
 Basic..................  $   0.15  $ (0.33) $ (0.38) $ (0.76) $ (0.26)  $(0.23) $(0.16)
 Diluted................  $   0.13  $ (0.33) $ (0.38) $ (0.76) $ (0.26)  $(0.23) $(0.16)
                          ========  =======  =======  =======  =======   ======  ======

                                                   (Footnote on following page)

BALANCE SHEET DATA:

                                                JUNE 30,         SEPTEMBER 30,
                               MARCH 31, ----------------------- -------------
                                 1998     1997    1996   1995(1)  1994   1993
                               --------- ------- ------- ------- ------ ------
Cash and cash equivalents..... $  2,967  $ 2,554 $ 2,522 $1,423  $  441 $   14
Total assets..................  258,770   95,113  26,184  8,014     765    309
Long-term obligations,
 excluding current
 installments.................    8,433    2,668   1,055    148     106    213
Total liabilities.............  107,880   50,125  12,161  1,681     261    384
Working capital...............   24,263    7,555   6,461  3,792     375   (158)
Stockholders' equity..........  150,891   44,988  14,022  6,333     504    (75)

--------
(1) The Company changed its fiscal year end to June 30th effective in 1995.

             ACQUISITIONS, DESCRIPTION OF OTHER INDEBTEDNESS,

               RECENT DEVELOPMENTS AND WEB SITE DISCLOSURES

ACQUISITIONS

  Since the Company commenced its acquisition program in January 1995, it has acquired all or part of 29 seed companies and has signed agreements to acquire two aditional seed businesses, all as described in the tables below.

                                         APPROXIMATE
                                         REVENUE FOR
                                          LAST YEAR    APPROXIMATE
                                          PRIOR TO      PURCHASE
         AGRIBIOTECH          EFFECTIVE  ACQUISITION      PRICE
       ACQUISITIONS(1)          DATE    (IN MILLIONS) (IN MILLIONS)  DESCRIPTION OF BUSINESS
       ---------------        --------- ------------- ------------- ------------------------
 Seed Resource...............  Jan 95       $ 1.6         $ 1.1     Distribution, production
                                                                    and research in Texas of
                                                                    proprietary sorghum,
                                                                    sudan grass, ryes &
                                                                    millets in the U.S.,
                                                                    Mexico and Europe.
 Scott Seed Company..........  Mar 95       $ 5.5         $ 1.5     Distribution of
                                                                    proprietary alfalfa
                                                                    varieties, clover
                                                                    varieties, pasture
                                                                    mixes, turfgrass
                                                                    varieties and corn
                                                                    hybrids in Kentucky and
                                                                    Southern Indiana.
 Hobart Seed Company.........  Apr 95       $ 3.3         $ 1.7     Distribution of alfalfa,
                                                                    field seeds and lawn and
                                                                    garden supplies in Okla-
                                                                    homa, Texas and Kansas.
 Sphar Seed Company..........  July 95      $ 2.1         $ 0.3     Markets proprietary al-
                                                                    falfa varieties, clover
                                                                    varieties, pasture mix-
                                                                    es, turfgrass varieties
                                                                    and corn hybrids
                                                                    throughout Kentucky and
                                                                    Southern Indiana.
 Halsey Seed Company.........  July 95      $ 1.2         $ 1.1     Distribution of alfalfa,
                                                                    field seeds and turf
                                                                    seeds in New York and
                                                                    New England.
 Arnold Thomas Seed Service..  Oct 95       $ 2.3         $ 0.9     Production and seed
                                                                    cleaning facilities in
                                                                    Washington with access
                                                                    to grass, clover and
                                                                    alfalfa seed production
                                                                    areas in the Northwest.
 Clark Seeds.................  Oct 95       $ 4.1         $ 2.2     Distribution, production
                                                                    and seed cleaning facil-
                                                                    ities in Idaho and Ore-
                                                                    gon.

                                          APPROXIMATE
                                          REVENUE FOR
                                           LAST YEAR    APPROXIMATE
                                           PRIOR TO      PURCHASE
          AGRIBIOTECH          EFFECTIVE  ACQUISITION      PRICE
        ACQUISITIONS(1)          DATE    (IN MILLIONS) (IN MILLIONS)  DESCRIPTION OF BUSINESS
        ---------------        --------- ------------- ------------- ------------------------
 Doug Conlee Seed.............  Jan 96       $ 1.0         $ 0.6     Distribution of forages,
                                                                     proprietary sorghum and
                                                                     sudan grass germplasm
                                                                     from Texas.
 Beachley-Hardy Seed..........  Feb 96       $ 9.7         $ 4.1     Distribution of proprie-
                                                                     tary forage and
                                                                     turfgrass products,
                                                                     Roundup-ready soybeans
                                                                     and high-oil corn in the
                                                                     Northeast.
 Michigan Hybrid Seed.........  Jun 96         Nil           Nil     Distribution of proprie-
                                                                     tary alfalfa varieties
                                                                     and hybrid seed corn in
                                                                     Michigan.
 W-L Research and Germain's...  Sept 96      $22.2         $16.2     W-L is a leading alfalfa
                                                                     research company. See
                                                                     "Description of
                                                                     Business--Research and
                                                                     Development" in the Form
                                                                     10-KSB. This company has
                                                                     a strong base of
                                                                     franchised distributors
                                                                     in the U.S. and several
                                                                     foreign countries.
                                                                     Germain's is one of the
                                                                     oldest, best recognized
                                                                     regional seed companies
                                                                     in the Western U.S. with
                                                                     more people serving more
                                                                     Western States than any
                                                                     other forage or
                                                                     turfgrass seed company.
                                                                     The 127-year-old company
                                                                     markets hybrid corn,
                                                                     alfalfa, turfgrass,
                                                                     clover, pasture grass
                                                                     and clover crop seed in
                                                                     the Western U.S. &
                                                                     Mexico.
 E.F. Burlingham & Sons(2)....  Apr 97       $35.6         $ 9.6     Distribution, production
                                                                     and research in Oregon
                                                                     of turfgrass seed with
                                                                     many varieties scoring
                                                                     as leading performers in
                                                                     official national turf
                                                                     evaluation tests.
 Sexauer Seed.................  Apr 97       $10.3         $ 3.2     Distribution and produc-
                                                                     tion of forages in South
                                                                     Dakota with 106 years of
                                                                     history.
 Olsen Fennell Seeds..........  Jun 97       $28.6         $15.2     Distribution and
                                                                     production in Oregon
                                                                     with good germplasm in
                                                                     turf seeds and non-
                                                                     alfalfa forages.
 LaCrosse Seed................  Jul 97       $ 9.4         $ 7.0     Distribution of alfalfa,
                                                                     field seeds and
                                                                     turfgrass seeds in the
                                                                     upper Midwest.
 Lofts Seed(3)................  Jan 98       $74.7         $33.1     Distribution, production
                                                                     and research company,
                                                                     based in North Carolina.
                                                                     Lofts Seed is a premier
                                                                     turfgrass seed company
                                                                     with national and
                                                                     international sales.
 Seed Corporation of America..  Jan 98       $39.8         $ 9.2     Distribution of forage
                                                                     and turfgrass seed
                                                                     nationwide.
 Discount Farm Center.........  Feb 98       $ 5.9         $ 3.1     Distribution of forage
                                                                     small grains, other for-
                                                                     ages and birdseed in the
                                                                     Midwest.
 Kinder Seed..................  Feb 98       $ 3.1         $ 3.5     Distribution of forages
                                                                     and turfgrasses in the
                                                                     Northeast.
 Las Vegas Fertilizer.........  Jan 98       $16.0         $12.4     Distribution of
                                                                     turfgrass to golf
                                                                     courses and lawn and
                                                                     garden products to home
                                                                     improvement centers,
                                                                     mass merchandisers and
                                                                     nurseries in Nevada,
                                                                     California, Utah, Idaho
                                                                     and Wyoming.

                                        APPROXIMATE
                                        REVENUE FOR
                                         LAST YEAR    APPROXIMATE
                                         PRIOR TO      PURCHASE
         AGRIBIOTECH         EFFECTIVE  ACQUISITION      PRICE
       ACQUISITIONS(1)         DATE    (IN MILLIONS) (IN MILLIONS)  DESCRIPTION OF BUSINESS
       ---------------       --------- ------------- ------------- ------------------------
 Ohio Seed Company..........    Mar 98     $ 9.3         $ 3.8     Distribution of forages
                                                                   and turfgrasses in Ohio
                                                                   and Michigan.
 Van Dyke Seed..............    Jan 98     $10.5         $ 8.2     Distribution and produc-
                                                                   tion of forage crops in
                                                                   Oregon.
 Zajac Performance Seed.....    Jan 98     $ 8.5         $ 6.6     Distribution and
                                                                   production of private
                                                                   label proprietary
                                                                   turfgrass varieties to
                                                                   independent wholesale
                                                                   distributors in New
                                                                   Jersey and Oregon.
 Peterson Seed Company......    May 98     $11.8         $ 6.3     Distribution of alfalfa,
                                                                   clovers, turf mixes and
                                                                   other forages.
 W-D Seed Growers Idaho.....   June 98     $14.2         $12.1     Production and seed
                                                                   cleaning facilities in
                                                                   Idaho and Nevada.
 Fine Lawn Research.........   July 98     $ 5.1         $ 2.7     A leading production
                                                                   company; owns several
                                                                   proprietary turf
                                                                   varieties that exhibit
                                                                   outstanding performance.
                                                                   Distribution of
                                                                   proprietary rye grass
                                                                   and turf type tall
                                                                   fescue to professional
                                                                   users.
 Geo. W. Hill of Indiana....   July 98     $ 4.9         $ 1.5     Distribution of alfalfa,
                                                                   clovers and turf mixes
                                                                   to farmers, homeowners
                                                                   and landscapers; will
                                                                   significantly strengthen
                                                                   ABT's midwest
                                                                   distribution base.
 Geo. W. Hill & Co..........   July 98     $20.8         $ 6.3     Distribution of turf
                                                                   mixes, perennial rye
                                                                   grass, turf type tall
                                                                   fescue to homeowners and
                                                                   landscapers; also lawn
                                                                   and garden supplies,
                                                                   fertilizers and
                                                                   chemicals to retail
                                                                   stores and nurseries.
 Arrowhead Enterprises, Inc.
  (d/b/a J&M Seed Company).. August 98     $ 9.2         $ 3.4     Distribution of alfalfa,
                                                                   clovers, turf mixes,
                                                                   other forages, and
                                                                   reclamation seed
                                                                   products. The Company
                                                                   believes this to be an
                                                                   excellent complement to
                                                                   the existing
                                                                   distribution base in
                                                                   Kentucky and West
                                                                   Virginia.

--------

(1) Other than as described in notes (2) and (3) below, during the last five years none of the Company's significant acquisitions has been involved in a significant corporate transaction including, but not limited to (a) any bankruptcy, receivership or similar proceedings or (b) any material reclassification, merger, consolidation, or purchase or sale of a significant amount of assets not in the ordinary course of business.

(2) In May 1994, Douglas Pope and Greg McCarthy, the principal shareholders of E.F. Burlingham, who sold such company to ABT, purchased the Company from George Burlingham.

(3) Includes Lofts Seed Inc. and Budd Seed, Inc., which are companies under common control. The stockholders of Budd Seed, Inc. acquired Lofts Seed Inc. on June 28, 1996.

  The following two seed business acquisitions are pending, and are both expected to be completed in August 1998.

                                        APPROXIMATE
                                        REVENUE FOR
                                         LAST YEAR    APPROXIMATE
                           ANTICIPATED   PRIOR TO      PURCHASE
        AGRIBIOTECH         EFFECTIVE   ACQUISITION      PRICE
       ACQUISITIONS           DATE     (IN MILLIONS) (IN MILLIONS)  DESCRIPTION OF BUSINESS
       ------------        ----------- ------------- ------------- ------------------------
 Willamette Seed Company..  August 98      $41.8         $13.6(1)  Production and
                                                                   distribution of
                                                                   turfgrass seed to
                                                                   wholesale distributors
                                                                   in the U.S. and
                                                                   internationally; also
                                                                   distribution of
                                                                   fertilizer to farmers.
 Oseco....................  August 98      $ 9.4         $ 4.5(1)  Distribution of alfalfa,
                                                                   turf mixes, bluegrass,
                                                                   ryegrass, forage grasses
                                                                   and clovers to farmer
                                                                   dealers, elevators,
                                                                   nurseries and
                                                                   landscapers. Also owns a
                                                                   production facility for
                                                                   cleaning, processing of
                                                                   alfalfa and a seed
                                                                   coating plant.

--------

(1) Estimated based on signed agreements.

DESCRIPTION OF OTHER INDEBTEDNESS

 Revolving Credit Facility

  The Company entered into a Revolving Credit Facility (the "Revolving Credit Facility") pursuant to a Loan and Security Agreement dated as of June 23, 1998, with BankAmerica Business Credit, Inc. ("BABC"), as agent, and Deutsche Financial Services Corporation ("DFSC") as administrative agent and certain financial institutions, as lenders, including BABC and DFSC. Under the Revolving Credit Facility, the Company has a maximum borrowing availability of up to $100 million (subject to a borrowing base computation and compliance with certain financial covenants), and may borrow, repay and reborrow revolving loans and request BABC as agent to cause letters of credit to be issued for the account of the Company. The Revolving Credit Facility expires on June 23, 2001. As of August 13, 1998, the Company had borrowed approximately $53 million. The proceeds of the Revolving Credit Facility are used for working capital and other general corporate purposes.

  The Company may elect to borrow revolving loans under the Revolving Credit Facility as "LIBOR Loans" or "Base Rate Loans." Base Rate Loans are loans that bear interest at a variable rate equal to the "reference rate" of Bank of America National Trust and Savings and Association (the "Bank") plus 1.125% and LIBOR Loans bear interest at a variable rate of interest equal to the applicable "London Interbank Offered Rate" of the Bank plus 2.375% for a one, two or three month interest period, as selected by the Company. The variable rate of interest averaged 8.4% per annum at August 13, 1998.

  The Revolving Credit Facility is secured by collateral consisting of substantially all the assets (excluding fixed assets and real property) of the Company and its subsidiaries whether now owned or existing or hereafter acquired in which a security interest may lawfully be granted, including, without limitation, accounts receivable, inventory, intellectual property, the proceeds therefrom and all of the capital stock of the Company's subsidiaries. Each of the Company's domestic subsidiaries is a co-borrower under the Revolving Credit Facility and new acquisitions are required to become co-borrowers by signing a joinder agreement. The terms of the Revolving Credit Facility contain operating and financial covenants, including, without limitation, requirements to maintain minimum ratios of cash flow to debt service and a maximum ratio of total debt to equity. Standard & Poor's assigned its single "B" rating to the Revolving Credit Facility and a single "B" corporate credit rating to the Company.

 Bridge Facility

  The Company has entered into a bridge loan facility (the "Bridge Facility") pursuant to a Bridge Loan Agreement dated as of July 3, 1998 with Deutsche Bank AG, New York Branch, which provided the Company with $15 million of unsecured bridge financing in connection with certain pending acquisitions. The Bridge Facility matures on January 4, 1999 and consists of Base Rate Loans and Euro-Dollar Rate Loans. The interest rate is 3.5% above the Base Rate or the Euro-Dollar Rate prior to September 7, 1998, 5.5% per annum above such rates from then to November 7, 1998 and 7.5% above such rates thereafter, and currently bears interest at a variable rate equal to 9.125% per annum.

 Long-Term Debt

  The Company currently has approximately $10.6 million of long-term debt secured by real estate and equipment. Such debt is repayable over periods of up to 10 years and bears interest at rates ranging from 7.3% to 10.0% per annum.

RECENT DEVELOPMENTS

 Biotechnology Alliances

  The Company's first biotechnology alliance, announced in March 1998, is its agreement to fund research by the Samuel Roberts Noble Foundation ("Noble") to use transformed plants to develop alfalfa with improved digestibility utilizing genes developed by Noble, a not-for-profit research institute located in Oklahoma. Digestibility is one of the major measures of hay quality and an important determinant of the price per ton.

  On July 24, 1998, the Company announced it had signed a letter of intent with Global Agro, Inc. ("Global Agro") to enter into a biotechnology license agreement and an equity stake agreement. As an equity owner in Global Agro, the Company will have worldwide rights, exclusive in certain crops, to technology at Global Agro, including rights to technology from The Salk Institute for Biological Studies. Global Agro has an agreement with The Salk Institute which will permit the Company to commercialize and license specific proprietary technologies developed by The Salk Institute's Plant Biology Laboratory. The Salk Institute is an equity owner of Global Agro. The Company's worldwide exclusive technology rights are for all turfgrass species and for all forage grasses and certain legumes.

  On July 27, 1998, the Company announced that it had signed a letter of intent with FFR Cooperative ("FFR") to form a long-term, worldwide research alliance to develop and commercialize improved proprietary seed products. FFR was founded approximately 40 years ago by several regional farmer owned cooperatives to breed genetically improved varieties of a number of crop species. FFR has a well established breeding program and germplasm base in a number of important forage species, including orchard grass, red clover, tall fescue and timothy and has breeding programs in alfalfa, corn, soybeans, and wheat. Under the agreement, the Company will market under private label new genetically improved varieties of orchard grass, red clover, tall fescue and timothy developed by FFR through the Company's worldwide distribution system. FFR members and affiliates will be the only other distributors of FFR varieties in those species. The agreement also provides for the Company to introduce genes into the forage germplasm using biotechnology tools and to market such improved products through the distribution system of the regional cooperative owners of FFR. See "Web Site Disclosures" below.

WEB SITE DISCLOSURES

  In the following paragraphs, the Company is disclosing information discussed in the Company's Web Site, including forward-looking information, that is not otherwise set forth in this Prospectus or incorporated by reference herein. Forward-looking and other statements in this section, as well as elsewhere in this Prospectus, reflect the good faith judgment of the Company's management, and were solely based on facts and factors known by the Company at the time such statements were made. Except where otherwise indicated, the following statements in this section have not been updated since they were made. Forward-looking statements are inherently subject to risks and uncertainties, and actual results and outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. The risks and uncertainties that could cause or contribute to such differences in results and outcome include without limitation, the Company's historical lack of profitability, need to manage its growth, intense competition in the seed industry, seasonality of quarterly results, as well as those factors discussed under "Risk Factors" and elsewhere in this Prospectus and in any documents that are incorporated into this Prospectus by reference.

  AgriBioTech Mission Statement. "To become the premier forage and turfgrass seed company in the world, while also providing a full service seed product line. AgriBioTech, Inc. is committed to providing superior, value added seed varieties and superior service. The ultimate goal is to achieve a 45% market share in forage and turf seed by the year 2000 with annual revenues exceeding $500 million."

  Chairman's Update--March 4, 1998. "Building "Franchise Value' will continue to be management's primary focus for the foreseeable future. The AgriBioTech vision has been to build a strong platform consisting of industry leading germplasm, industrial leading market share through an established distribution base, all managed by world-class experienced personnel who excel in developing and marketing value-added propriety products. I have always believed that the successful assembly of such a platform would make AgriBioTech the partner of choice for biotechnology developers wishing to participate in the forage and turfgrass seed sector. I am pleased to report that our platform is exceptionally strong and it appears we will achieve all the goals we had set for December 31, 2000 by December 31, 1998--two years ahead of schedule!"

  "Recent appreciation in the share prices and resulting market capitalization of DEKALB and Delta Pine within our peer group are due, in my opinion, to the "scarcity' of seed companies with large seed revenues, distribution base and exceptional germplasm. There are only a few companies that have these characteristics and we are one of them. Our revenues are substantially larger than the revenues of Delta Pine and almost equal to DEKALB's. Our germplasm base is exceptional! Consequently, I believe that AgriBioTech is grossly under-valued. Based on the market prices of AgriBioTech in relation to our peer group, compared to my current perception of the relative "Franchise Value' of AgriBioTech and our peer group, as CEO, I will not authorize AgriBioTech to file an underwritten public offering of its Common Stock while our share price is below $20 per share."

  "We expect to have several biotechnology agreements by June 30, 1998. Each of which will contribute to "Franchise Value' and maximizing shareholder value." This quote was subsequently qualified in the Chairman's Update dated June 22, 1998, as follows--"Biotechnology/Gene Access: ABT continues to negotiate with a large number of parties for gene access. Negotiations are proceeding well. As you know, I have indicated to shareholders that we expected to enter into a second agreement before June 30. This remains a possibility, but we will not hasten the process simply to meet my June 30 prognostication. Shareholders can rest assured that ABT is the "partner of choice' for a number of genes, from a variety of sources." As disclosed under "Recent Developments" above, and as set forth under "Company News" in the Company's Web Site, on July 27, 1998, the Company announced that it had signed a letter of intent with FFR Cooperative to form a long-term worldwide research alliance to develop and commercialize improved proprietary seed products. In its July 27, 1998 press release the Company stated that: "AgriBioTech management estimates that AgriBioTech's forage grass market share coupled with those who distribute FFR's products exceeds 55% in the United States."

  A graph from the Company's 1996 Annual Report to Shareholders was reproduced in response to shareholder questions on the time frame for gross margin increase through product shifts and implementation of classic consolidation efficiencies. The graph showed nominal profitability during the first two years with the curve starting to increase in year three, further increasing in year four, and then significantly increasing in year five.

  Furthermore, it was pointed out that significant integration could not begin until the Company achieved a minimum critical mass, first achieved in calendar 1998, as illustrated in the chart below. The following chart illustrated the Company's growth based on dates relative to the Company's annual meeting dates using estimates and approximations of ABT's relative size from acquisitions (completed and pending) to those dates:

                                                                      PROJECTED
                                   1/1/95 2/2/95 2/2/96 2/2/97 2/2/98  2/2/99
                                   ------ ------ ------ ------ ------ ---------
NUMBER OF COMPANIES (Acquired or
 Pending).........................    0       2      8     11     24     ^30
NUMBER OF EMPLOYEES...............    5      50    165    200    730    ^900
ANNUALIZED REVENUE $(MILLION).....    0      10     31     64    372    >500
STOCK PRICE $.....................    0    2.50   2.48   3.18  14.50       ?

  April 1, 1998 Chairman's Update. Following the Company's entering into its first biotechnology alliance in March 1998 with the Samuel Roberts Noble Foundation ("Noble") to use transformed plants to develop alfalfa with improved digestibility utilizing genes developed by Noble, the following two statements were made under the subheading "Biotechnology/Gene Access":

  "Shareholders should evaluate each of our biotechnology agreements (including specific genes) on their contribution to our Franchise Value. Each gene and agreement contributes to our Franchise Value in two ways: the amount of potential increase in profit to our end user customers and the Company due to value created in the market (e.g., additional profit per acre X number of acres); and, cost to the Company to gain access to a gene or technology, as measured by development expense and royalties owed during marketing."... "Digestibility is one of the major measures of hay quality and an important determinant of price per ton. Small increases in digestibility result in large increases in the value of the hay crop. A 1% increase in digestibility would significantly increase the value of hay as a feed for milk or meat production. Such an increase applied to the entire hay crop in the U.S. would translate into a $500 million increase in the value of hay harvested at the end user level. Given the four year harvest life of varieties, this translates into $2.0 billion of extra hay value." [See "Recent Developments" above.]

  "Negotiations for additional acquisitions continue as we seek to reach an annualized revenue base of $500 million by December 31, 1998, two full years ahead of our original schedule."

  The following statement was made under the subheading "Equity Funding"--"The $30.5 million equity placement helped us achieve the following important goals: . . . Broadened our shareholder base with quality investors who understand the seed industry and consequently are likely to be long-term holders of seed stocks."

  June 22, 1998 Chairman's Update. Monsanto (MTC) Acquisition of DEKALB (DKB) and Delta & Pine Land (DLP). "The May 11, 1998 announcement of the acquisition of DEKALB Genetics Corporation and Delta & Pine Land by Monsanto at a purchase price of over 7 times revenues was an excellent validation of AgriBioTech's management strategy. Our "Franchise Value' focus is to make ABT a mirror image of Pioneer and Delta & Pine Land (industry leading market share, industry leading germplasm and research, and world class value added/operations personnel). These two acquisitions, coupled with previous investments by Dupont (DD) in Pioneer (PHB) and Dow (DOW) in Mycogen (MYCO) are certainly positive developments for AgriBioTech. Shareholders should recognize that ABT management has achieved only a portion of our "Franchise Value' goals. Consequently, shareholders should not expect a valuation today of 7 times revenue. However, it is reasonable to expect valuation multiples greater than today's 2.5 times revenue multiple. The "Franchise Value' tasks which need to be accomplished in the short term can best be accomplished by current management. Consequently, it is most likely that an initial equity investment (if any) by one of the larger life science companies would be a minority ownership investment at this time."

  Monsanto/Research Seeds Alfalfa Agreement--"Roundup Ready(R) alfalfa will be an important value added trait, but there are a number of other genes which will contribute more value to the end user, such as ABT's digestibility work with The Noble Foundation. ABT is focusing initial resource commitments on traits with maximum economic value and for which we can negotiate "freedom to operate' through commercialization, not just "freedom to operate' through research and development."

  Financial Information. Human Assets. The Company announced that on January 1, 1998 two key positions were filled, that of President and Chief Operating Officer and Vice President, Director of Research. The respective biographies of Kent Schulze, President, and Dr. Thomas B. Rice, Vice President, appear in the Company's Proxy Statement dated January 20, 1998. See "Information Incorporated by Reference."

  This section includes the following biographies of various other employees which also appear in the Company's 1997 Annual Report to Shareholders, none of whom, except Dr. Rice, are executive officers of the Company.

  "Dr. Thomas B. Rice, Vice President, Director of Research, who will join the Company January 1, 1998 was formerly with DEKALB Genetics Corporation, where he served 10 years as Director of Research and subsequently as President and Chief Operating Officer of DEKALB Plant Genetics, a subsidiary. Tom was the architect of DEKALB'S highly successful biotechnology effort, starting at Pfizer in 1976 where he initiated, managed and directed the plant biotechnology effort. This program later became DEKALB's highly productive effort as a result of a joint venture with Pfizer. Tom's program developed the first genetically engineered corn and received the first product patents for corn, covering insect resistance (Bt), herbicide tolerance and improved nutritional quality. During his seed industry career, Tom has had direct management experience in the areas of international subsidiaries, strategic alliances, breeding and biotechnology R&D, intellectual property rights, strategic planning and technology transfer. He will lead ABT's R&D and biotechnology efforts to optimize the Company's planning and investments in this critical area and in exploring the possibilities associated with licensing in and/or collaborating in the development of biotechnology traits, products and processes. Tom received a Ph.D. in genetics from Yale University in 1973, and was a Post-Doctoral fellow of Brookhaven National Laboratory and a Research Associate at Michigan State University before joining Pfizer.

  Keith Sandberg, National Sales Director, was formerly Area Manager for the Central and Southern Regions of Cargill Hybrid Seeds, a division of Cargill, Inc., the largest privately owned company in the U.S. Keith was responsible for the sales and commercial development activities to support Cargill's corn, alfalfa and sorghum product lines. From 1987 to 1993, Keith was responsible for Sales, Sales Administration and Technical Services, Central and Southern Regions, for Cargill, based in Aurora, Illinois. Keith managed all sales and agronomy activities for Cargill's seed products in the Central and Southern regions, and had primary responsibilities for managing the integration of the seed brands PAG, Paymaster and Cargill. From 1981 to 1987, Keith managed North American Sales for the Paymaster Brand and had product line responsibility for Cargill's corn business in Canada.

  Bruce J. Ceranske, General Manager of W-L Research, was formally a District Sales Manager for all or parts of Wisconsin, Minnesota, Michigan and Iowa, for Cargill Hybrid Seeds based in Waupaca, Wisconsin since 1989. In addition, Bruce was selected to Cargill Hybrid Seeds Corn Business Management Team and Forage Management Team, which selected corn and alfalfa germplasm for production, and commercialization. Currently, Bruce is managing W-L Research, based in Evansville, Wisconsin. W-L Research is a world leading alfalfa research company with varieties marketed globally.

  Keith Flynn, Forage Business Unit Director, holds a BS degree in Plant Breeding & Genetics from the University of Reading, England. Keith was formerly Vice President of Alfalfa, Wheat and International (1994 to 1997) for Agripro Seeds, a wholly owned subsidiary of Helena Chemical Co. Keith directed three profitable business units with research, production, sales and marketing as direct reporting functions. From 1972 to 1994, Agripro Seeds and its predecessors were owned by Shell Oil and The Royal Dutch Shell Group. Keith held increasingly important positions in sales, marketing, product management and general management. He has extensive knowledge of both national and international seed business and brings 25 years of broad seed experience to ABT.

  Doug Elkins, Western Regional Sales Manager joined Germain's Seeds in 1978 as a Washington State Sales Representative. He was promoted to Sales Manager in 1980, to Division Manager in 1987 and to Chief Executive Officer in 1992. Prior to joining Germain's, Doug was employed at Ferry Morse Seed Company and Helena Chemical. He has 24 year of experience in the seed business and served as President of the Pacific Seed Association and currently serves as President of the California Seed Association and holds a position on the California Seed Advisory Board. As the Western Regional Sales Manager he has the primary responsibility and oversight of sales and marketing for the western region of ABT which includes Germain's Seeds and Hobart Seed Co.

  Greg S. Fennell started in the seed business as a shipping coordinator in 1979, became active in seed sales in 1980 and in 1986 co-founded Olsen Fennell Seeds, Inc. with James E. Olsen. They developed Olsen Fennell into an industry leading turf and forage seed company with revenues in excess of $35 million. Greg's primary responsibility at Olsen Fennell is income production where he dedicates most of his time to distributor sales and the creation and implementation of marketing plans for proprietary turf and forage grasses. He is responsible for international sales, and concentrates much of his domestic marketing efforts in the Midwestern and Southern states. Greg graduated from the University of Oregon with a major in Business Management.

  Greg McCarthy's career in the seed business began in 1976 as an agronomist and field representative for E.F. Burlingham & Sons. Greg is experienced in various aspects of seed management procurement and international sales. Greg and Doug Pope purchased Burlingham in 1994 and have guided the company into becoming an industry leading turf and grass seed research, production and distribution company with net sales in excess of $36 million. Greg is responsible for directing Burlingham's research and development department. He also is responsible for the procurement and purchasing of seed, including the program for production of proprietary seed varieties and maintaining relationships with seed growers. Greg graduated from Oregon State University with a major in Agronomic Crop Science.

  James E. Olsen started in the seed business in 1983 as a sales trainee at DM Combs, Co., and in 1986, co-founded Olsen Fennell Seeds, Inc. with Greg Fennell. They developed Olsen Fennell into an industry leading turfgrass and forage seed company with revenues in excess of $35 million. James is responsible for oversight of all production contracts, grower relations and breeding work for Olsen Fennell Seeds. He also has responsibilities for domestic sales on proprietary products for both turfgrass and forage seeds. He graduated from Willamette University with a major in Philosophy.

  Michael Peterson, Ph.D., Director of Research, W-L Research, Inc., joined W-L Research, Inc. in 1982. His responsibilities include the coordination of all alfalfa breeding and product development activities at the four W-L alfalfa research stations. He is also responsible for technical product support for the W-L Research franchise and private label sales as well as coordination of all W-L contract and joint venture projects. He attended the University of California at Davis where he received a Bachelor of Science degree in Agronomy in 1978. Mike also attended the University of Minnesota where he received his Masters of Science and a Doctoral degree in Plant Breeding in 1982.

  Doug Pope started in the seed business in 1983 when he joined E. F. Burlingham & Sons. Prior to that he was an Account Executive for the Bell Telephone System. Doug and Greg McCarthy purchased Burlingham in 1994 and led it into becoming an industry leading turf and grass seed research, production and distribution company with revenues in excess of $36 million. Doug is the Chief Operating Officer of Burlingham and is responsible for domestic sales which includes program and product development for Burlingham's customer base. Doug oversee's the daily functioning of Burlingham including shipping and warehousing. Doug graduated from Penn State University with a major in finance.

 1997 Annual Report to Shareholders

  Dear Fellow Shareholders Letter

  "In 1995, we set out to consolidate two important seed sectors and gain 45 percent market share by the year 2000; we are 12 to 18 months ahead of our target schedule for achieving this goal. The annualized revenues from our completed acquisitions mean that today we are approximately double the size in market share of the second leading company. When pending acquisitions are closed, the Company's market share position will be roughly 3.5 times that of the largest competitive forage and cool season turfgrass seed company."

  "To date, the Company has maintained historical revenues while increasing same store sales by roughly 7 percent as a result of our consolidation strategy."

  "In Fiscal 1998, we expect to achieve full-year profitability because our Company now has a strong platform of research and development through traditional genetic breeding programs, seed processing plants, and national and international distribution and sales networks for most forage and cool-season turfgrass species."

  "We have strong management. We are number one in market share, and we have an industry-leading germplasm position. We expect continued growth in sales, assets and equity in 1998."

  "Respected and knowledgeable analysts predict that the agricultural biotechnology market will grow to $12 to $14 billion a year within seven to eight years."

  Industry And Strategy Review

  "Recently, however, margins in the industry have begun to expand as increasingly larger and more sophisticated farmers and other users have moved away from public varieties toward higher yielding proprietary varieties. Proprietary varieties have desirable attributes such as improved nutritional quality and disease and insect resistance. Additionally, protection of intellectual property in the seed industry (variety rights) has recently been firmly established by federal legislation (1994) and an important and favorable U.S. Supreme Court ruling for seed companies (1995).

  Prior to the launch of ABT's acquisition plan in 1995, no seed company achieved the necessary size and scope of operations in the forage and turfgrass seed sectors to develop higher yielding and better performing proprietary varieties for national markets. The leading U.S. and global seed companies and industry players--Pioneer Hi-Bred International, Inc., DEKALB Genetics Corporation, Novartis AG, Delta and Pine Land Company, Monsanto Co., and The Dow Chemical Company--have focused on and invested in other important seed sectors like corn, cotton and vegetables. The leaders in these sectors have used investment in traditional seed breeding R&D and vertical integration to generate annual returns on equity in the 20 percent range, and because of their leadership positions are now realizing sizable additional returns and profits due to the commercialization of higher-value biotechnology-based seed products."

  Biotechnology and Biotechnology Access

  "The impact of biotechnology on the value of agricultural crops can be great. The soybean crop in the U.S. is a present day example of what can happen when value-added, biotechnology produced seeds are developed and marketed. Prior to the introduction of Roundup Ready(R) soybean seed in the U.S. (seed genetically engineered to be tolerant to a specific, efficacious and cost-effective herbicide) farmers spent between $800 and $900 million on soybean seed in the U.S. In 1998, 20-25 percent, of all U.S. soybean acres are expected to be planted with these seeds generating increased value for seed companies and the technology's owner of $200 to 250 million."

  Functional Planning, Vertical Integration and Efficiencies

  "Market share at the acquired companies has been maintained. In fact, sales and revenues growth have been realized at certain, key combined operations. Improved customer service and a superior product offering, among other things, accounts for this and is indicative of what the Company intends to achieve and improve upon with other acquired businesses.

  Management believes that these planning, integration and optimization efforts are typical of others to come as the Company grows and builds upon its acquisition program success. Operationally, Management's plans are to increase the profitability of both the Company and its customers by implementing the [following strategies]."

                        DESCRIPTION OF DEBT SECURITIES

GENERAL

  The Debt Securities will be issued under an Indenture (the "Indenture") between the Company and the trustee named in the applicable Prospectus Supplement as trustee (the "Trustee"). The statements under this caption are brief summaries of certain provisions contained in the Indenture, do not purport to be complete and are qualified in their entirety by reference to the Indenture, a copy of which will be filed as an exhibit to and incorporated in the Registration Statement. Terms used but not defined under this caption have the meanings given to them in the Indenture.

  The following description of the terms of the Debt Securities sets forth certain general terms and provisions of the Debt Securities to which any Prospectus Supplement may relate. The particular terms of any Debt Securities and the extent, if any, to which such general provisions do not apply to such Debt Securities will be described in the Prospectus Supplement relating to such Debt Securities.

  The Indenture does not limit the amount of Debt Securities that may be issued thereunder, and the Indenture provides that Debt Securities of any series may be issued thereunder up to the aggregate principal amount which may be authorized from time to time by the Company's board of directors ("Board of Directors").

  Debt Securities of a series may be issuable in registered form with or without coupons ("Registered Securities"), in bearer form with or without coupons attached ("Bearer Securities") or in the form of one or more global securities in registered or bearer form (each a "Global Security"). Bearer Securities, if any, will be offered only to non-United States persons and to offices located outside the United States of certain United States financial institutions. Reference is made to the Prospectus Supplement for a description of the following terms, where applicable, of each series of Debt Securities in respect of which this Prospectus is being delivered: (1) the title of such Debt Securities; (2) the limit, if any, on the aggregate principal amount or aggregate initial public offering price of such Debt Securities; (3) the priority of payment of such Debt Securities; (4) the price or prices (which may be expressed as a percentage of the aggregate principal amount thereof) at which the Debt Securities will be issued; (5) the date or dates on which the principal of the Debt Securities will be payable; (6) the rate or rates (which may be fixed or variable) per annum at which such Debt Securities will bear interest, if any, or the method of determining the same; (7) the date or dates from which such interest, if any, on the Debt Securities will accrue, the date or dates on which such interest, if any, will be payable, the date or dates on which payment of such interest, if any, will commence and the date, if any, specified in the Debt Security as the "Regular Record Date" for such interest payment dates; (8) the extent to which any of the Debt Securities will be issuable in temporary or permanent global form, and the manner in which any interest payable on a temporary or permanent global Debt Security will be paid; (9) each office or agency where, subject to the terms of the applicable Indenture, the Debt Securities may be presented for registration of transfer or exchange; (10) the place or places where the principal of (and premium, if any) and interest, if any, on the Debt Securities will be payable; (11) the date or dates, if any, after which such Debt Securities may be redeemed or purchased in whole or in part, at the option of the Company, or may be required to be purchased or redeemed at the option of the holder, and the redemption or repayment price or prices thereof; (12) the denomination or denominations in which such Debt Securities are authorized to be issued; (13) any index used to determine the amount of payments of principal of, premium, if any, and interest on the Debt Securities; (14) whether any of the Debt Securities are to be issuable as Bearer Securities and/or Registered Securities, and if issuable as Bearer Securities, any limitations on issuance of such Bearer Securities and any provisions regarding the transfer or exchange of such Bearer Securities (including exchange for registered Debt Securities of the same series); (15) the payment of any additional amounts with respect to the Debt Securities; (16) information with respect to book-entry procedures not currently set forth in the Indenture; (17) any additional covenants or Events of Default not currently set forth in the Indenture; (18) whether any of the Debt Securities will be convertible or exchangeable into debt or equity securities and, if so, the terms and conditions upon which such conversion or exchange will be effected; (19) whether and how any Subsidiary of the Company may be designated a Restricted or Unrestricted Subsidiary; (20) the extent to which any of the Debt Securities will be secured obligations of the Company; (21) whether payment of any of the Debt Securities will be guaranteed by the Company's subsidiaries, and (22) any other terms of such Debt Securities.

EVENTS OF DEFAULT, WAIVERS, ETC.

  An Event of Default with respect to Debt Securities of any series is defined in the Indenture as (i) default in the payment of the principal of or premium, if any, on any Debt Security of such series when due, (ii) default in the payment of interest upon any Debt Security of such series when due and the continuance of such default for a period of 30 days, (iii) default in the observance or performance of any other covenant or agreement of the Company or any Guarantor in the Debt Securities of such series or the Indenture and continuance of such default for 60 days after written notice, (iv) certain events of bankruptcy, insolvency or reorganization of the Company or any Guarantor or (v) any other Event of Default provided with respect to Debt Securities of any series.

  If any Event of Default (other than certain events of bankruptcy, insolvency or reorganization) with respect to any series of Debt Securities for which there are Debt Securities outstanding under the Indenture occurs and is continuing, either the applicable Trustee or the holders of not less than 25% in aggregate principal amount of the Debt Securities of such series may declare the principal amount of all Debt Securities of that series to be immediately due and payable. If any Event of Default arising from certain events of bankruptcy, insolvency or reorganization of the Company or any Guarantor occurs, the principal amount of all Debt Securities of that series shall be ipso facto immediately due and payable. The holders of a majority in aggregate principal amount of the Debt Securities of any series outstanding under the Indenture may waive the consequences of an Event of Default resulting in acceleration of such Debt Securities, but only if all Events of Default have been remedied and all payments due (other than those due as a result of acceleration) have been made. If an Event of Default occurs and is continuing, the Trustee may in its discretion, or at the written request of holders of not less than a majority in aggregate principal amount of the Debt Securities of any series outstanding under the Indenture and upon reasonable indemnity against the costs, expenses and liabilities to be incurred in compliance with such request and subject to certain other conditions set forth in the Indenture, proceed to protect the rights of the holders of all the Debt Securities of such series. If the Trustee fails within 60 days after its receipt of such a written request and offer of indemnity to institute any such proceeding, any holder of a Debt Security who has previously given notice to the Trustee of a continuing Event of Default may institute such a proceeding. The holders of a majority in aggregate principal amount of Debt Securities of any series outstanding under the Indenture may waive any past default under the Indenture with respect to such series except a default in the payment of principal of, premium, if any, or interest on the Debt Securities of such series and except for the waiver of a covenant or provision that, pursuant to the Indenture, cannot be modified or amended without the consent of holders of all such Debt Securities then outstanding.

  The Indenture provides that in the event of an Event of Default specified in clause (i) or (ii) of the first paragraph under "Events of Default, Waivers, Etc.," the Company will, upon demand of the applicable Trustee, pay to it, for the benefit of the holder of any such Debt Security, the whole amount then due and payable on such Debt Security for principal, premium, if any, and interest. The Indenture further provides that if the Company fails to pay such amount forthwith upon such demand, the applicable Trustee may, among other things, institute a judicial proceeding for the collection thereof.

  The Indenture also provide that notwithstanding any other provision of the Indenture, each holder of any Debt Security of any series will have the right to institute suit for the enforcement of any payment of principal of, premium, if any, and interest on such Debt Security when due and that such right may not be impaired without the consent of such holder.

  The Company is required to file annually with the Trustee a written statement of officers as to the existence or non-existence of defaults under the Indenture or the Debt Securities.

GUARANTEE

  The Indenture provides that one or more guarantors (the "Guarantors") may guaranty the performance and punctual payment when due, whether at stated maturity, by acceleration or otherwise, of all obligations of the Company under the Debt Securities of any series and the Indenture (a "Guarantee"). The liability of any Guarantor under a Guarantee is independent of and not in consideration of or contingent upon the liability of the Company or any other party obligated under the Debt Securities or the Indenture, and a separate action or actions may be brought or prosecuted against any such Guarantor, whether or not any action is brought or prosecuted against the Company or any other party obligated under the Debt Securities or the Indenture or whether the

Company or any other party obligated under the Debt Securities or the Indenture is joined in any such action or actions. Such Guarantee, however, will be limited to an amount not to exceed the maximum amount that can be Guaranteed by such Guarantor without rendering the Guarantee, as it relates to such Guarantor, voidable under Section 548 of the Federal Bankruptcy Code or any applicable provisions of comparable state law.

  The Guarantee of any Guarantor is a continuing guaranty and will remain in full force and effect until payment in full of all of the guaranteed obligations.

REGISTRATION AND TRANSFER

  Unless otherwise indicated in the applicable Prospectus Supplement, Debt Securities will be issued only as Registered Securities. If Bearer Securities are issued, the United States Federal income tax consequences and other special considerations, procedures and limitations applicable to such Bearer Securities will be described in the Prospectus Supplement relating thereto.

  Unless otherwise indicated in the applicable Prospectus Supplement, Debt Securities issued as Registered Securities will be without coupons. Debt Securities issued as Bearer Securities will have interest coupons attached, unless issued as zero coupon securities.

  Registered Securities (other than a Global Security) may be presented for transfer (with the form of transfer endorsed thereon duly executed) or exchanged for other Debt Securities of the same series at the office of the security registrar appointed by the Company (the "Security Registrar") specified according to the terms of the applicable Indenture. The Company has agreed in the Indenture that, with respect to Registered Securities having the City of New York as a place of payment, the Company will appoint a Security Registrar or a co-security registrar, as may be appropriate (the "Co-Security Registrar"), located in the City of New York for such transfer or exchange. Unless otherwise provided in the applicable Prospectus Supplement, such transfer or exchange shall be made without service charge, but the Company may require payment of any taxes or other governmental charges as described in the applicable Indenture. Provisions relating to the exchange of Bearer Securities for other Debt Securities of the same series (including, if applicable, Registered Securities) will be described in the applicable Prospectus Supplement. In no event, however, will Registered Securities be exchangeable for Bearer Securities.

GLOBAL SECURITIES

  Debt Securities of a series may be issued in whole or in part in the form of one or more Global Securities that will be deposited with, or on behalf of, a depositary (the "Depositary") identified in the Prospectus Supplement relating to such series. Global Securities may be issued in either registered or bearer form and in either temporary or permanent form. Unless and until it is exchanged in whole or in part for the individual Debt Securities represented thereby, a Global Security may not be transferred except as a whole by the Depositary for such Global Security to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by the Depositary or any nominee to a successor Depositary or any nominee of such successor.

  The specific terms of the depositary arrangement with respect to a series of Debt Securities and certain limitations and restrictions relating to a series of Debt Securities in the form of one or more Global Securities will be described in the Prospectus Supplement relating to such series. The Company anticipates that the following provisions will generally apply to depositary arrangements.

  Upon the issuance of a Global Security, the Depositary for such Global Security or its nominee will credit, on its book-entry registration and transfer system, the respective principal amounts of the individual Debt Securities represented by such Global Security to the accounts of persons that have accounts with such Depositary. Such accounts shall be designated by the underwriters or agents with respect to such Debt Securities. Ownership of beneficial interests in a Global Security will be limited to persons that have accounts with the applicable Depositary ("participants") or persons that may hold interests through participants. Ownership of beneficial interests in such Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the applicable Depositary or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Security.

  So long as the Depositary for a Global Security, or its nominee, is the registered owner of such Global Security, such Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Debt Securities represented by such Global Security for all purposes under the Indenture governing such Debt Securities. Except as provided below, owners of beneficial interests in a Global Security will not be entitled to have any of the individual Debt Securities of the series represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of any such Debt Securities of such series in definitive form and will not be considered the owners or holders thereof under the Indenture governing such Debt Securities.

  Payments of principal of, premium, if any, and interest on individual Debt Securities represented by a Global Security registered in the name of a Depositary or its nominee will be made to the Depositary or its nominee, as the case may be, as the registered owner of the Global Security representing such Debt Securities. None of the Company, the Trustee for such Debt Securities, any person authorized by the Company to pay the principal of, premium, if any, or interest on any Debt Securities or any coupons appertaining thereto on behalf of the Company ("Paying Agent"), and the Security Registrar for such Debt Securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of the Global Security for such Debt Securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

  Subject to certain restrictions relating to Bearer Securities, the Company expects that the Depositary for a series of Debt Securities or its nominee, upon receipt of any payment of principal, premium or interest in respect of a permanent Global Security representing any of such Debt Securities, will credit participants' accounts immediately with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Security for such Debt Securities as shown on the records of such Depositary or its nominee. The Company also expects that payments by participants to owners of beneficial interests in such Global Security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name." Such payments will be the responsibility of such participants. With respect to owners of beneficial interests in a temporary Global Security representing Bearer Securities, receipt by such beneficial owners of payments of principal, premium or interest in respect thereof will be subject to additional restrictions.

  If the Depositary for a series of Debt Securities is at any time unwilling, unable or ineligible to continue as depositary and a successor depositary is not appointed by the Company within 90 days, the Company will issue individual Debt Securities of such series in definitive form in exchange for the Global Security representing such series of Debt Securities. In addition, the Company may at any time and in its sole discretion, subject to any limitations described in the Prospectus Supplement relating to such Debt Securities, determine not to have any Debt Securities of a series represented by one or more Global Securities and, in such event, will issue individual Debt Securities of such series in definitive form in exchange for the Global Security or Securities representing such series of Debt Securities. Further, if the Company so specifies with respect to the Debt Securities of a series, an owner of a beneficial interest in a Global Security representing Debt Securities of such series may, on terms acceptable to the Company, the Trustee and the Depositary for such Global Security, receive Debt Securities of such series in definitive form in exchange for such beneficial interests, subject to any limitations described in the Prospectus Supplement relating to such Debt Securities. In any such instance, an owner of a beneficial interest in a Global Security will be entitled to physical delivery in definitive form of Debt Securities of the series represented by such Global Security equal in principal amount to such beneficial interest and to have such Debt Securities registered in its name (if the Debt Securities of such series are issuable as Registered Securities). Debt Securities of such series so issued in definitive form will be issued (i) as Registered Securities in denominations, unless otherwise specified by the Company, of $1,000 and integral multiples thereof if the Debt Securities of such series are issuable as Registered Securities, (ii) as Bearer Securities in the denomination, unless otherwise specified by the Company, of $5,000 if the Debt Securities of such series are issuable as Bearer Securities or (iii) as either Registered or Bearer Securities, if the Debt Securities of such series are issuable in either form. Certain restrictions may apply, however, on the issuance of a Bearer Security in definitive form in exchange for an interest in a Global Security.

PAYMENT AND PAYING AGENTS

  Unless otherwise indicated in an applicable Prospectus Supplement, payment of principal of and premium, if any, on Registered Securities will be made at the office of such Paying Agent or Paying Agents as the Company may designate from time to time. At the option of the Company, payment of any interest may be made by check mailed or electronic funds transfer to the address of the person entitled thereto as such address shall appear in the applicable security register kept by the Company ("Security Register"). Unless otherwise indicated in an applicable Prospectus Supplement, payment of any installment of interest on Registered Securities will be made to the person in whose name such Debt Security is registered at the close of business on the Regular Record Date for such payment.

  Unless otherwise indicated in an applicable Prospectus Supplement, payment of principal of, premium, if any, and any interest on Bearer Securities will be payable, subject to any applicable laws and regulations, at the offices of such Paying Agents outside the United States as the Company may designate from time to time or, at the option of the holder, by check mailed to any address outside the United States or by transfer to an account maintained by the payee with a bank located outside the United States. Unless otherwise indicated in an applicable Prospectus Supplement, payment of interest on Bearer Securities will be made only against surrender of the coupon relating to such interest payment date. No payment with respect to any Bearer Security will be made at any office or agency of the Company in the United States or by check mailed to any address in the United States or by transfer to an account maintained with a bank located in the United States.

CONSOLIDATION, MERGER OR SALE OF ASSETS

  The Indenture provides that neither the Company nor any Guarantor may, without the consent of the holders of the Debt Securities outstanding under the Indenture, consolidate with, merge into or transfer all or substantially all of the property and assets of any division or line of business to any single person, unless (i) any such successor assumes the Company's or such Guarantor's obligations on the applicable Debt Securities and under the Indenture, (ii) after giving effect thereto, no Event of Default shall have happened and be continuing and (iii) the Company has delivered to the Trustee an officers' certificate and an opinion of counsel each stating that such consolidation, merger, conveyance or transfer and the supplemental indenture pursuant to which the successor assumes the Company's or such Guarantor's obligations on the applicable Debt Securities comply with Article 10 of the Indenture and that all conditions precedent therein provided for relating to such transaction have been complied with. Accordingly, unless otherwise specified in an applicable Prospectus Supplement, any such consolidation, merger or transfer of assets substantially as an entirety that meets the conditions described above would not create any Event of Default which would entitle holders of the Debt Securities, or the Trustee on their behalf, to take any of the actions described above under "Events of Default, Waivers, Etc." Additionally, upon any such consolidation or merger, or any such conveyance or transfer of the properties and assets of the Company or any Guarantor substantially as an entirety, the successor person formed by such consolidation or into which the Company or such Guarantor is merged or to which such conveyance or transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company or such Guarantor under the Indenture with the same effect as if such successor person had been named as the Company or such Guarantor. In the event of any such conveyance or transfer, the Company as the predecessor corporation and such Guarantor shall be relieved of all obligations and covenants under the Indenture and may be dissolved, wound up and liquidated at any time thereafter.

LEVERAGED AND OTHER TRANSACTIONS

  The Indenture contains no provisions which would afford holders of the Debt Securities protection in the event of a highly leveraged or other transaction involving the Company which could adversely affect the holders of Debt Securities. Provisions, if any, applicable to any such transaction will be described in an applicable Prospectus Supplement.

MODIFICATION OF THE INDENTURE; WAIVER OF COVENANTS

  The Indenture provides that, with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding Debt Securities of each affected series, modifications and alterations of the Indenture may be made which affect the rights of the holders of such Debt Securities, except that no such modification or alteration may be made without the consent of the holder of each Debt Security so affected which would, among other things, (i) change the maturity of the principal of, or of any installment of interest (or premium, if any) on, any Debt Security issued pursuant to the Indenture, or reduce the principal amount thereof or any premium thereon or the rate of interest thereon, or change the method of calculation of interest or the currency of payment of principal or interest (or premium, if any) on, or reduce the minimum rate of interest thereon, or impair the right to institute suit for the enforcement of any such payment on or with respect to any such Debt Security or (ii) reduce the above-stated percentage in principal amount of outstanding Debt Securities required to modify or alter the Indenture.

  The Indenture also provides that, without the consent of any holder of Debt Securities, the Company, when authorized by a resolution of its Board of Directors, and the Trustee, at any time and from time to time, may enter into one or more supplemental Indenture to the Indenture to (i) evidence the succession of another corporation or person to the Company or any Guarantor, as the case may be, in the Indenture and in the Debt Securities, (ii) evidence and provide for a successor Trustee, (iii) add to the covenants of the Company or any Guarantor for the benefit of the holders of Debt Securities of all or any series or to surrender any right or power conferred upon the Company or any Guarantor in the Indenture, (iv) cure any ambiguity, correct or supplement any provision which may be inconsistent or make any other provisions with respect to matters or questions arising under the Indenture, provided the interests of the holders of Debt Securities of any series are not adversely affected, (v) add any additional Events of Default, (vi) make certain changes with respect to Bearer Securities which do not adversely affect the interests of the holders of Debt Securities of any series, (vii) add to, change or eliminate any provision of the Indenture; provided that such addition, change or elimination (a) becomes effective only when there is no Debt Security outstanding of a series created prior to the execution of such supplemental indenture which is adversely affected or (b) does not apply to any outstanding Debt Securities, (viii) establish the form or terms of Debt Securities of any series as permitted under the Indenture, (ix) evidence any changes to corporate Trustee eligibility authorized by the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"), or (x) add to or change or eliminate any provision of the Indenture as necessary to comply with the Trust Indenture Act provided such action does not adversely affect the interests of the holders of Debt Securities of any series.

GOVERNING LAW

  The Indenture and the Debt Securities will be governed by, and construed in accordance with, the laws of the State of New York.

REGARDING THE TRUSTEE

  The Indenture contains certain limitations on the right of the Trustee, if and when the Trustee becomes a creditor of the Company (or any other obligor upon the Debt Securities), regarding the collection of such claims against the Company (or any such other obligor). Except as provided in the following sentence, the Indenture does not prohibit the Trustee from serving as trustee under any other indenture to which the Company may be a party from time to time or from engaging in other transactions with the Company. If the Trustee acquires any conflicting interest and there is a default with respect to any series of Debt Securities, it must eliminate such conflict or resign.

                         DESCRIPTION OF CAPITAL STOCK

 Authorized

  The authorized capital stock of the Company consists of 75,000,000 shares of Common Stock, $.001 par value, and 10,000,000 shares of Preferred Stock, $.001 par value.

 Common Stock

  The Company is authorized to issue 75,000,000 shares of Common Stock, $.001 par value per share, of which 37,424,477 shares were issued and outstanding as of August 7, 1998. All of the outstanding shares of Common Stock and those issuable upon completion of this offering, are and will be, duly authorized, validly issued, fully paid and non-assessable. Holders of shares of Common Stock are entitled to one vote for each share held of record on all matters to be voted on by shareholders. There are no preemptive, subscription, conversion or redemption rights pertaining to the Common Stock. Holders of shares of Common Stock are entitled to receive such dividends as may be declared on Common Stock by the Board of Directors out of funds legally available therefor and to share ratably in the assets of the Company available upon liquidation subject to rights of creditors and any shares of Preferred Stock. The holders of shares of Common Stock do not have the right to cumulate their votes in the election of directors and, accordingly, the holders of more than 50% of all the Common Stock outstanding are able to elect all directors. The current officers and directors beneficially held 5,022,975 (13.4%) of the shares outstanding and 7,412,975 shares (18.6%) after giving full effect to the exercise of their respective options exercisable within the succeeding 60 days of August 7, 1998.

 Preferred Stock

  The Company is authorized to issue 10,000,000 shares of Preferred Stock, $.001 par value per share. As of the date hereof, the Company had no shares of Preferred Stock issued and outstanding.

  The Preferred Stock may be divided by the Company's Board of Directors from time to time into one or more series. The Board of Directors is authorized to determine the rights, preferences, privileges and restrictions, including the dividend rights, conversion rights, voting rights, terms of redemption (including sinking fund provisions, if any) and liquidation preferences, of any series of Preferred Stock and to fix the number of shares of any such series without any further vote or action by stockholders. The Company has no present plans, proposals, commitments or arrangements to issue any additional shares of Preferred Stock. The Company's Certificate of Incorporation authorizes the issuance of Preferred Stock with such designations, rights, and preferences as may be determined from time to time by the Board of Directors. Accordingly, the Board of Directors is empowered, without stockholder approval, to issue Preferred Stock with dividend, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of the Common Stock. Although the Preferred Stock may be used for any lawful purpose, the Company has agreed not to use it as an anti-takeover device that could be utilized as a method of discouraging, delaying or preventing a change in control of the Company without the approval of the Company's stockholders.

 Warrants

  On May 4, 1998 and May 13, 1998, the Company issued 241,600 and 344,900 redeemable Warrants to purchase shares of its Common Stock. The Warrants were issued to certain qualified institutional buyers and investors in Private Placements of units. Each unit was sold for $29.00 and consisted of two shares of Common Stock and one Warrant. The Warrants are exercisable at a price of $17.50 per share for three years commencing on their respective dates of issuance. The Warrants are subject to redemption at $.01 per Warrant on five prior business days' notice if the closing sale price of the Company's Common Stock exceeds $25.00 per share for 15 consecutive trading days and the Company notifies the holder it intends to force a mandatory conversion of the Warrants and the Holder fails to exercise the Warrant. The shares of Common Stock issuable upon exercise of the Warrants have been registered as part of another Registration Statement.

REGISTRAR AND TRANSFER AGENT

  The Registrar and Transfer Agent for the Company's Common Stock is Corporate Stock Transfer, Inc., Denver, Colorado.

                             PLAN OF DISTRIBUTION

  The Company may sell the Securities from time to time in one or more series to one or more underwriters for public offering and sale by them or may sell the Securities to investors directly or through agents. Any such underwriter or agent involved in the offer and sale of the Securities will be named in the applicable Prospectus Supplement. The Company has reserved the right to sell the Securities directly to investors on its own behalf in those jurisdictions where and in such manner as it is authorized to do so.

  Underwriters may offer and sell the Securities at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Company also may, from time to time, authorize dealers, acting as the Company's agents, to offer and sell the Securities upon the terms and conditions as are set forth in the applicable Prospectus Supplement. In connection with the sale of the Securities, underwriters may receive compensation from the Company in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the Securities for whom they may act as agent. Underwriters may sell the Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

  Any underwriting compensation paid by the Company to underwriters or agents in connection with the offering of the Securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable Prospectus Supplement. Dealers and agents participating in the distribution of the Securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the Securities may be deemed to be underwriting discounts and commissions. Underwriters, dealers and agents may be entitled, under agreements entered into with the Company, to indemnification against and contribution toward certain civil liabilities.

  No Securities may be sold without delivery of the applicable Prospectus Supplement describing the method and terms of each offering of any such Securities.

                                 LEGAL MATTERS

  The validity of the Shares offered hereby will be passed upon by Snow Becker Krauss P.C., 605 Third Avenue, New York, New York 10158. Snow Becker Krauss P.C. owns 43,823 shares of the Company's Common Stock and individual members of the firm own additional shares of Common Stock.

                                    EXPERTS

  The consolidated financial statements of AgriBioTech, Inc. as of June 30, 1997 and 1996 and for the years then ended and the nine-month period ended June 30, 1995, have been incorporated by reference herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG Peat Marwick LLP refers to the retroactive effect of a change in accounting for convertible preferred stock.

  The financial statements of Beachley Hardy Seed Company as of December 31, 1995 and 1994 and for the years then ended, have been incorporated by reference herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing.

  The combined financial statements of Germain's Inc. and W-L Research, Inc. as of September 30, 1995 and 1994 and for the years then ended have been incorporated by reference herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing.

  The consolidated financial statements of E.F. Burlingham & Sons as of December 31, 1996 and for the year then ended, have been incorporated by reference herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing.

  The financial statements of Olsen Fennell Seeds, Inc. as of December 31, 1996 and for the year then ended have been incorporated by reference herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing.

  The combined financial statements of Seed Corporation of America, Inc. and Green Seed Company Limited Partnership as of December 31, 1997 and 1996 and for the years then ended have been incorporated by reference herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing.

  The financial statements of Lofts Seed, Inc. as of November 30, 1997 and December 31, 1996 and for the eleven-month period ended November 30, 1997 and the six-month period ended December 31, 1996 have been incorporated by reference herein in reliance upon the report of Cannon & Company, independent certified public accountants, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing.

  The financial statements of Lofts Seeds, Inc. as of June 30, 1996 and 1995 and for the years then ended have been incorporated by reference herein in reliance upon the report of Amper, Politziner & Mattia, independent certified public accountants, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing.

  The financial statements of Budd Seed, Inc. as of November 30, 1997 and December 31, 1996 and 1995 and for the eleven-month period ended November 30, 1997 and the years ended December 31, 1996 and 1995 have been incorporated by reference herein in reliance upon the report of Cannon & Company, independent certified public accountants, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing.

  The financial statement of Willamette Seed Co. as of June 30, 1997 and 1996 and for the years then ended have been incorporated by reference herein in reliance on the report of Price, Koontz & Davies, P.C., independent certified public accountants, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing.

  The financial statements of Van Dyke Seed Company, Inc. as of December 31, 1997 and for the year then ended, have been incorporated by reference herein in reliance upon the report of Jones & Roth P.C., independent certified public accountants, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing.

  The combined financial statements of Zajac Performance Seeds, Inc. et al. as of December 31, 1997 and for the year then ended, have been incorporated by reference herein in reliance upon the report of Ludwig Bulmer Seifert & Lane, independent certified public accountants, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing.

  The consolidated financial statements of Ramy Commercial Properties, Inc. and Subsidiary as of June 30, 1997 and 1996, and for the years then ended, have been incorporated by reference herein in reliance upon the report of Hawkins, Ash, Baptie & Company, LLP, independent certified public accountants, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing.

  The consolidated financial statements of Oseco Inc. as of June 30, 1997 and for the year then ended, have been incorporated by reference herein in reliance upon the report of KPMG, chartered accountants, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing.

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  NO DEALER, SALESPERSON OR ANY OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE
ANY INFORMATION OR MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS, OR ANY PROSPECTUS SUPPLEMENT, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS AND ANY PROSPECTUS SUPPLEMENT DO NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                                ---------------

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
Available Information.....................................................   2
Information Incorporated by Reference.....................................   3
The Company...............................................................   4
Use of Proceeds...........................................................   4
Ratio of Earnings to Fixed Charges........................................   4
Selected Financial Data...................................................   5
Acquisitions, Description of Other Indebtedness, Recent Developments and
 Web Site Disclosures.....................................................   6
Description of Debt Securities............................................  16
Description of Capital Stock..............................................  22
Plan of Distribution......................................................  23
Legal Matters.............................................................  23
Experts...................................................................  24

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-------------------------------------------------------------------------------

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                               AGRIBIOTECH, INC.

                        $125,000,000 OF DEBT SECURITIES

                     AND 4,500,000 SHARES OF COMMON STOCK




                                ---------------

                                  PROSPECTUS

                                ---------------

                             AUGUST 14, 1998


-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

  The expenses in connection with the issuance and distribution of the securities being registered shall be borne by the Registrant and are estimated as follows:

   SEC Filing Fee.................................................. $ 65,607.06
   Printing and Engraving Expenses.................................   10,000.00
   Legal Fees and Expenses.........................................   20,000.00
   Accounting Fees and Expenses....................................   20,000.00
   Registrar and Transfer Agent's Fee..............................    5,000.00
   Miscellaneous...................................................    9,392.94
                                                                    -----------
     Total:........................................................ $130,000.00
                                                                    ===========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Except to the extent hereinafter set forth, there is no statute, charter provision, by-law, contract or other arrangement under which any controlling person, director or officer of the Registrant is insured or indemnified in any manner against liability which he may incur in his capacity as such.

  The Company maintains insurance protecting its directors and officers against any liability asserted against or incurred by them in such capacity or arising out of their status as such.

  Article Ninth of the Registrant's Certificate of Incorporation provides for the indemnification of directors and officers to the fullest extent allowed by the Nevada General Corporation Law ("GCL"), which provides in relevant part as follows:

 Section 78.751: Advancement of Expenses

  1. Any discretionary indemnification under section 5 of this act, unless ordered by a court or advanced pursuant to subsection 5, may be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

    (a) By the stockholders;

    (b) By the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;

    (c) If a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or

    (d) If a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

  2. The articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. The provisions of this subsection do not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law.

  3. The indemnification and advancement of expenses authorized in or ordered by a court pursuant to this section:

    (a) Does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to section 5 of this act or for the advancement of expenses made pursuant to subsection 2, may not be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action.

    (b) Continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

 Indemnification of Officers, Directors, Employees and Agents.

  1. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

  2. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

  3. To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, he must be indemnified by the corporation against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

 Section 78.752: Insurance and Other Financial Arrangement Against Liability
of Directors, Officers,   Employees and Agents.


  1. A corporation may purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee or agent, or arising out of his status as such, whether or not the corporation has the authority to indemnify him against such liability and expenses.

  2. The other financial arrangements made by the corporation pursuant to subsection 1 may include the following:

    (a) The creation of a trust fund.

    (b) The establishment of a program of self-insurance.

    (c) The securing of its obligation of indemnification by granting a security interest or other lien on any assets of the corporation.

    (d) The establishment of a letter of credit, guaranty or surety.

No financial arrangement made pursuant to this subsection may provide protection for a person adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable for intentional misconduct, fraud or a knowing violation of law, except with respect to the advancement of expenses or indemnification ordered by a court.

  3. Any insurance or other financial arrangement made on behalf of a person pursuant to this section may be provided by the corporation or any other person approved by the board of directors, even if all or part of the other person's stock or other securities is owned by the corporation.

  4. In the absence of fraud:

    (a) The decision of the board of directors as to the propriety of the terms and conditions of any insurance or other financial arrangement made pursuant to this section and the choice of the person to provide the insurance or other financial arrangement is conclusive; and

    (b) The insurance or other financial arrangement:

      (1) Is not void or voidable; and

      (2) Does not subject any director approving it to personal liability for his action,

  even if a director approving the insurance or other financial arrangement is a beneficiary of the insurance or other financial arrangement.

  5. A corporation or its subsidiary which provides self-insurance for itself or for another affiliated corporation pursuant to this section is not subject to the provisions of Title 57 of the Nevada Revised Statutes.

  Article VI of the Registrant's Bylaws provides as follows:

                                INDEMNIFICATION

  On the terms, to the extent, and subject to the condition prescribed by statute and by such rules and regulations, not inconsistent with statute, as the Board of Directors may in its discretion impose in general or particular cases or classes of cases, (a) the Corporation shall indemnify any person made, or threatened to be made, a party to an action or proceeding, civil or criminal, including an action by or in the right of any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise which any director or officer of the Corporation served in any capacity at the request of the Corporation, by reason of the fact that he, his testator or intestate, was a director or officer of the Corporation, or served such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees, actually and necessarily incurred as a result of such action or proceeding, or any appeal therein, and
(b) the Corporation may pay, in advance of final disposition of any such action or proceeding, expenses incurred by such person in defending such action or proceeding.

  On the terms, to the extent, and subject to the conditions prescribed by statute and by such rules and regulations, not inconsistent with statute, as the Board of Directors may in its discretion impose in general or particular cases or classes of cases, (a) the Corporation shall indemnify any person made a party to an action by or in the right of the Corporation to procure a judgment in its favor, by reason of the fact that he, his testator or intestate, is or was a director or officer of the Corporation, against the reasonable expenses, including attorneys' fees, actually and necessarily incurred by him in connection with the defense of such action, or in connection with an appeal therein, and (b) the Corporation may pay, in advance of final disposition of any such action, expenses incurred by such person in defending such action or proceeding.

ITEM 16. EXHIBITS, LIST AND REPORTS ON FORM 8-K

  (a) Exhibits

 EXHIBIT NO. DESCRIPTION
 ----------- -----------
      1.1    Underwriting Agreement for Common Stock(1)
      1.2    Underwriting Agreement for Debt Securities(1)
      5.1    Securities opinion of Snow Becker Krauss P.C.
     10.1    Indenture
     12.1    Statement regarding Computation of Ratio of Earnings to Fixed
             Charges
    *23.1    Consent of KPMG Peat Marwick LLP
    *23.2    Consent of Cannon & Company
    *23.3    Consent of Price, Koontz & Davies, P.C.
    *23.4    Consent of Amper, Politziner & Mattia
    *23.5    Consent of KPMG, chartered accountants
    *23.6    Consent of Jones & Roth, P.C.
    *23.7    Consent of Ludwig Bulmer Seifert & Lane
    *23.8    Consent of Hawkins, Ash, Baptie & Company, LLP
     23.9    Consent of Snow Becker Krauss P.C. is included in Exhibit 5.1 to this Registration Statement.
     24.1    Power of Attorney (on signature page of the initial filing of the
             Registration Statement)
     25.1    Statement of Eligibility of Trustee(1)

--------

 * Filed with this Amendment No. 1 to the Registration Statement.

(1) To be filed by Amendment.

ITEM 17. UNDERTAKINGS

  The Registrant hereby undertakes:

    (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement:

      (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Act");

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

  provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

    (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To file a post-effective amendment to remove from registration any of the securities being registered that remain unsold at the end of the offering.

    (4) For the purpose of determining any liability under the Securities Act, to treat each filing of the Company's annual report pursuant to
  Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement as a new registration statement relating to the securities offered therein, and the offering of such securities at that time to be the initial bona fide offering thereof.

    (5) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the issuer pursuant to the foregoing provisions, or otherwise, the issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the issuer of expenses incurred or paid by a director, officer or controlling person of the issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    (6) For determining any liability under the Securities Act, to treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the issuer under Rule 424(b)(1), or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

    (7) For determining any liability under the Securities Act, to treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

    (8) To file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Act.

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Henderson, State of Nevada, on August 13, 1998.

                                         Agribiotech, Inc.

                                         By:     /s/  Johnny R. Thomas
                                            -----------------------------------
                                             Johnny R. Thomas, Chairman of the
                                                           Board

  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on behalf of the Registrant on August 13, 1998 and in the capacities indicated.

      /s/ Johnny R. Thomas             Chairman of the Board
-----------------------------------    (Principal  Executive
         Johnny R. Thomas              Officer and Director)

                                       President and Director
              *
-----------------------------------
           Kent Schulze

                                       Vice President and
              *                        Treasurer (Principal
-----------------------------------     Financial and Accounting
         Henry A. Ingalls              Officer)

                                       Vice President and Director
              *
-----------------------------------
          Scott J. Loomis

                                       Vice President, Secretary
              *                        and Director
-----------------------------------
          John C. Francis

                                       Director
              *
-----------------------------------
         James W. Hopkins

                                       Director
              *
-----------------------------------
          Richard P. Budd
--------

* The undersigned, by signing his name hereto, does hereby sign this Registration Statement on behalf of the above-indicated officers and directors of the Registrant pursuant to powers of attorney signed by such officers and directors.

    /s/ Johnny R. Thomas
-----------------------------------

 Johnny R. Thomas as Attorney-in-
             fact

                                 EXHIBIT INDEX

 EXHIBIT NO. DESCRIPTION
 ----------- -----------
    23.1     Consent of KPMG Peat Marwick LLP
    23.2     Consent of Cannon & Company
    23.3     Consent of Price, Koontz & Davies, P.C.
    23.4     Consent of Amper, Politziner & Mattia
    23.5     Consent of KPMG, chartered accountants
    23.6     Consent of Jones & Roth, P.C.
    23.7     Consent of Ludwig Bulmer Seifert & Lane
    23.8     Consent of Hawkins, Ash, Baptie & Company, LLP
    23.9     Consent of Snow Becker Krauss P.C. is included in Exhibit 5.1 to this Registration Statement.